SUB-ITEM 77C

Submission of matters to a vote of security holders

A special meeting of the shareholders of the funds was
held on June 16, 2010 to vote on the following proposals.
The proposals received the required number of votes of
American Century Variable Portfolios, Inc. or the applicable fund, and were adopted. A summary of voting results is
listed below the proposals.

Proposal: To elect one Director to the Board of Directors of the Issuer

John R. Whitten

Affirmative:  2,509,343,092.19

Withhold: 137,098,251.36

Previously elected Directors whose term of office continued after the meeting include: Thomas A. Brown, Andrea C. Hall, James A. Olsen,
Donald H. Pratt, M. Jeannine Strandjord and Jonathan S. Thomas

Proposal: To approve a management agreement with American Century Investment
Management, Inc.
  VP Balanced  VP Capital Appreciation
Affirmative 108,118,498.30  244,727,701.68
Against  4,159,655.70  14,630,559.51
Abstain  8,887,137.02  21,909,855.48

                VP Income & Growth VP International Classes I and III
Affirmative 204,378,639.80  205,316,036.53
Against  10,157,344.87  5,943,192.56
Abstain  15,115,204.98  7,269,034.27

                VP Large Company Value  VP International
  Class I    Classes II and IV
Affirmative 3,595,378.69  74,585,224.32
Against  244,591.29  2,590,105.07
Abstain  183,226.56  3,178,809.07

                VP Large Company Value VP Mid Cap Value
  Class II  Class I
Affirmative 1,816,544.24  36,140,953.26
Against  48,907.64  722,986.87
Abstain  61,298.03  2,322,305.76

                VP Mid Cap Value  VP Ultra Classes I and III
  Class II
Affirmative 262,042,817.59  29,459,126.73
Against  7,461,944.63  1,261,597.97
Abstain  14,527,514.80  1,059,473.76

                VP Ultra Class II VP Value Classes I and III
Affirmative 198,431,580.69  567,030,409.90
Against  6,449,214.43  17,056,542.12
Abstain  12,033,275.61  36,439,767.60

                VP Value Class II VP Vista Class I
Affirmative 452,292,464.82  25,094,828.26
Against  12,035,926.88  732,983.97
Abstain  23,894,304.19  2,580,496.10

                VP Vista Class II
Affirmative 453,881.99
Against
Abstain